Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

August 24, 2022

Foot Locker, Inc.
330 West 34th Street

New York, New York 10001

Re:	Foot Locker, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Foot Locker, Inc., a New York corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance by the Company from time to time, pursuant to Rules 415 and 416, as applicable, of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”) of up to 850,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, that may be issued pursuant to equity grants to Mary N. Dillon, pursuant to an employment inducement award within the meaning of the New York Stock Exchange Listed Company Manual 303A.08 (the “Employment Inducement Award”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Rules and Regulations.

In rendering the opinion set forth herein, we have examined and relied on the following:

(a)	the Registration Statement in the form filed with the Commission on the date hereof;
(b)	an executed copy of a certificate of Sheilagh M. Clarke, Executive Vice President, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(c)	a form of the Restricted Stock Unit Inducement Award Agreement, setting forth terms of the Employment Inducement Award (the “RSU Award Agreement”), certified pursuant to the Secretary’s Certificate;
(d)	a form of the Performance Stock Unit Inducement Award Agreement (Transformation Award), setting forth terms of the Employment Inducement Award (the “PSU Transformation Award Agreement”), certified pursuant to the Secretary’s Certificate;
(e)	a form of the Nonstatutory Stock Option Inducement Award Agreement (Annual Award), setting forth terms of the Employment Inducement Award, (the “Option Award Agreement”), certified pursuant to the Secretary’s Certificate;
(f)	a form of the Restricted Stock Unit Inducement Award Agreement (Annual Award), setting forth terms of the Employment Inducement Award (the “Annual RSU Award Agreement”), certified pursuant to the Secretary’s Certificate;
(g)	a form of the Performance Stock Unit Inducement Award Agreement (Annual Award), setting forth terms of the Employment Inducement Award (the “Annual PSU Award Agreement, and together with the RSU Award Agreement, the PSU Transformation Award Agreement, the Option Award Agreement and the Annual RSU Award Agreement, the “Award Agreements”), certified pursuant to the Secretary’s Certificate;
(h)	the Foot Locker 2007 Stock Incentive Plan (as amended and restated as of May 21, 2014) and Amendment Number One thereto (the terms of which are referenced in the Award Agreements), certified pursuant to the Secretary’s Certificate;
(i)	the Certificate of Incorporation of the Company, as amended to date and currently in effect (the “Certificate of Incorporation”), certified by the office of the Secretary of State of the State of New York as of August 23, 2022, and certified pursuant to the Secretary’s Certificate;
(j)	the By-Laws of the Company, as amended to date and currently in effect (the “By-Laws”), certified pursuant to the Secretary’s Certificate; and

(k)	resolutions of the Board of Directors of the Company adopted on August 15, 2022, relating to the appointment of Ms. Dillon, the employment agreement of Ms. Dillon, the Employment Inducement Award and certain related matters, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing the Shares credited to Ms. Dillon’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company, and (iii) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation or the By-Laws). As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the law of any jurisdiction other than the Business Corporation Law of the State of New York (the “NYBCL”).

Based upon the foregoing and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company under the NYBCL and, upon execution of the Award Agreements and when the Shares are issued in accordance with the terms and conditions of the Award Agreements for consideration paid or delivered in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP